SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
             SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)

Filed by the Registrant /X/

Filed by a party other than the Registrant /  /

Check the appropriate box:
/  / Preliminary Proxy Statement         /  /  Confidential, for use of
/X / Definitive Proxy Statement                the Commission only (as
/  / Definitive Additional Materials           permitted by Rule 14a-6
/  / Soliciting Material Pursuant to           (e) (2))
     Rule 14a-11(c) or Rule 14a-12

                          SUPREME INDUSTRIES, INC.
             (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):
/X / No fee required.

/  / Fee computed on table below per exchange Act Rules 14a-6 (i) (4) and
     0-11.
     (1)  Title of each class of securities to which transaction applies.
     (2)  Aggregate number of securities to which transaction applies.
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction.
     (5)  Total fee paid.

/  / Fee paid previously with preliminary materials.

/  / Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid.
     (2)  Form, Schedule or Registration Statement No.
     (3)  Filing Party.
     (4)  Date Filed.

                          SUPREME INDUSTRIES, INC.
                                16441 CR 38
                                P.O. Box 237
                             Goshen, IN  46528
                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held April 27, 2000


To Shareholders of
SUPREME INDUSTRIES, INC.:

The annual meeting of shareholders of Supreme Industries, Inc. (the "Company") will be held at the Courtyard by Marriott, 1930 Lincolnway East, Goshen, Indiana on April 27, 2000 at 10:00 a.m. Eastern Standard Time for the following purposes:

1. To elect nine directors to serve until the next annual meeting of shareholders and until their respective successors shall be elected and qualified;

2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors; and

3. To transact such other business as may properly come before the meeting and any adjournment thereof.

Information regarding matters to be acted upon at this meeting is contained in the accompanying Proxy Statement. Only shareholders of record at the close of business on February 28, 2000 are entitled to notice of and to vote at the meeting and any adjournment thereof.

All shareholders are cordially invited to attend the meeting. Whether or not you plan to attend, please complete, sign, and return promptly the enclosed proxy in the accompanying addressed envelope for which postage is prepaid. You may revoke the proxy at any time before the commencement of the meeting.


                                          By Order of the Board of Directors

Goshen, Indiana  						                   William J. Barrett
March 22, 2000                            Secretary

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING.

                                    1

                          SOLICITATION OF PROXIES

This Proxy Statement and accompanying Proxy are furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Supreme Industries, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at the Courtyard by Marriott, 1930 Lincolnway East, Goshen, Indiana, 10:00 a.m. Eastern Standard Time on April 27, 2000, or at any adjournment thereof. The Notice of Meeting, the form of Proxy, and this Proxy Statement are being mailed to the Company's shareholders on or about March 22, 2000.

The expense of proxy solicitation will be borne by the Company. Although solicitation is to be made primarily through the mails, the Company's officers and/or employees and those of its transfer agent may solicit proxies by telephone or personal contact, but in such event no additional compensation will be paid by the Company for such solicitation. Further, brokerage firms, fiduciaries, and others may be requested to forward solicitation material regarding the meeting to beneficial owners of the Company's common stock, and in such event the Company will reimburse them for all accountable costs so incurred.

A copy of the Annual Report to Shareholders of the Company for its fiscal year ended December 31, 1999, is being mailed with this Proxy Statement to all such shareholders entitled to vote, but does not form any part of the information for solicitation of proxies.


                     RECORD DATE AND VOTING SECURITIES

The Board of Directors of the Company has fixed the close of business on February 28, 2000, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 8,994,052 shares of Class A Common Stock and 1,826,092 shares of Class B Common Stock of the Company issued and outstanding. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock as of the record date is necessary to constitute a quorum at the Annual Meeting with respect to matters upon which both classes of Common Stock are entitled to vote.


                    ACTION TO BE TAKEN AND VOTE REQUIRED

Action will be taken at the meeting to elect a Board of Directors and to ratify the selection of PricewaterhouseCoopers LLP as independent auditors. The proxy will be voted in accordance with the directions specified thereon, and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no directions are specified will be voted for the election of directors named herein, and otherwise in accordance with the judgment of the persons designated as proxies. Any person executing the enclosed proxy may nevertheless revoke it at any time prior to the actual voting thereof by filing with the Secretary of the Company either a written instrument expressly revoking it or a duly executed proxy bearing a later date. Furthermore, such person may nevertheless elect to attend the meeting and vote in person, in which event, the proxy will be suspended.

                                    2

The Company's Certificate of Incorporation authorizes two classes of $.10 par value Common Stock (designated Class A and Class B) as well as one class of $1.00 par value preferred stock. No shares of the preferred stock are outstanding. In voting on all matters expected to come before the meeting, a shareholder of either Class A or Class B Common Stock will be entitled to one vote, in person or by proxy, for each share held in his name on the record date, except that the holders of Class A Common Stock shall be entitled to elect that number (rounded down) of directors equal to the total number of directors to be elected divided by three, i.e., three directors, and the holders of Class B Common Stock shall be entitled to elect the remaining directors. The election of three directors by the holders of the Class A Common Stock requires the affirmative vote of a majority of the shares of Class A Common Stock represented in person or by proxy at a meeting at which a majority of the outstanding Class A shares is present. The Company's Certificate of Incorporation prohibits cumulative voting. The ratification of the selection of auditors requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock present, in person or by proxy, at the annual meeting.


       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tabulation sets forth the names of those persons who are known to Management to be the beneficial owners as of February 28, 2000 of more than five percent of the Company's Class A or Class B Common Stock. Such tabulation also sets forth the number of shares of the Company's Class A or Class B Common Stock beneficially owned as of February 28, 2000 by all of the Company's directors and nominees (naming them) and all directors and officers of the Company as a group (without naming them). Persons having direct beneficial ownership of the Company's Common Stock possess the sole voting and dispositive power in regard to such stock. Class B Common Stock is freely convertible on a one-for-one basis into an equal number of shares of Class A Common Stock, and ownership of Class B shares is deemed to be beneficial ownership of Class A shares under Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934. As of February 28, 2000, there were 8,994,052 Class A shares and 1,826,092 Class B shares outstanding.

The following tabulation also includes Class A shares covered by options granted under the Company's 1992 and 1998 Stock Option Plans, which options
are collectively referred to as "Stock Options".   The Stock Options have no
voting or dividend rights.

                                    3

 Name and Address                         Amount and Nature of      Percent
of Beneficial Owner        Title Class    Beneficial Ownership    of Class (1)
------------------------------------------------------------------------------
Wachovia Corporation         Class A        484,359                   5.4%
P.O. Box 3099
Winston Salem, NC  27150

Bernie Holtgrieve            Class A        479,660                   5.3%
7777 Washington Village
Drive, Suite 210
Dayton, OH  45459

Mark E. Brady, Ronald L.
Eubel and Robert J. Suttman  Class A        516,760                   5.7%
7777 Washington Village
Drive, Suite 210
Dayton, OH  45459

Eubel Brady & Suttman Asset
Management, Inc.             Class A        479,385                   5.3%
7777 Washington Village
Drive, Suite 210
Dayton, OH  45459

Wilen Management
Corporation                  Class A        711,445                   7.9%
2360 West Joppa Road
Lutherville, MD  21093

Wellington Management
Company                      Class A        890,956                   9.9%
75 State Street
Boston, MA  02109

Thomas Cantwell              Class A        607,844 (2)(6)            6.3%
3949 Ann Arbor Dr.           Class B        606,880                  33.2%
Houston, TX  77063

Herbert M. Gardner           Class A        773,517 (2)(3)(6)         8.2%
26 Broadway, Suite 815       Class B        472,654 (3)              25.9%
New York, NY  10004

                                    4

 Name and Address                         Amount and Nature of      Percent
of Beneficial Owner        Title Class    Beneficial Ownership    of Class (1)
------------------------------------------------------------------------------
William J. Barrett           Class A      1,109,363 (2)(4)(6)        11.6%
26 Broadway, Suite 815       Class B        541,384 (4)              29.6%
New York, NY  10004

Omer G. Kropf                Class A        519,474 (2)               5.6%
16441 County Road 38
Goshen, IN  46528

Robert J. Campbell           Class A        120,552 (2)(5)(6)         1.3%
1304 Summit Avenue,          Class B         38,133                   2.1%
Suite 2
Plano, TX  75074

Rice M. Tilley, Jr.          Class A         26,226 (2)                 *
3200 Bank One Tower
500 Throckmorton
Fort Worth, TX  76102

Robert W. Wilson             Class A         38,029 (2)                 *
16441 County Road 38
Goshen, IN  46528

H. Douglas Schrock           Class A         68,892 (2)                 *
P.O. Box 65
New Paris, IN  46553

Rick L. Horn                 Class A         30,063 (2)                 *
16441 County Road 38
Goshen, IN  46528

All directors and
officers as a group          Class A      3,293,960 (2)(3)(4)(5)(6)  32.3%
of (9) persons               Class B      1,659,051 (3)(4)           90.9%

*  Less than 1%

(1) The percentage calculations have been made in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934. In making these calculations, shares beneficially owned by a person as a result of the ownership of Stock Options, or ownership of Class B Common Stock, were deemed to be currently outstanding solely with respect to the holders of such options or Class B shares.

(2) Includes the number of Class A Shares set forth opposite the persons named in the following table which shares are beneficially owned as a result of the ownership of Stock Options under the Company's 1992 and 1998 Stock Option Plans.

                                    5

                                                    Incentive
                                                  Stock Options
                                                  -------------
          Thomas Cantwell                                 965
          Herbert M. Gardner                            9,647
          William J. Barrett                            9,647
          Omer G. Kropf                                28,406
          Robert J. Campbell                              965
          Rice M. Tilley, Jr.                             965
          Robert W. Wilson                             16,344
          H. Douglas Schrock                              965
          Rick L. Horn                                  9,647
                                                   ------------
          All directors and officers as a group        77,551

(3) Includes 8,367 shares of Class A Common Stock and 48,998 shares of Class B Common Stock owned by Mr. Gardner's wife. Mr. Gardner has disclaimed beneficial ownership of these shares.

(4) Includes 70,724 shares of Class A Common Stock and 8,528 shares of Class B Common Stock owned by Mr. Barrett's wife. Mr. Barrett has disclaimed beneficial ownership of these shares.

(5) Includes 356 shares of Class A Common Stock owned beneficially by Mr. Campbell's wife, as custodian for their children. Mr. Campbell has disclaimed beneficial ownership of these shares.

(6) Includes the number of shares of Class A Common Stock which are deemed to be beneficially owned as a result of ownership of shares of Class B Common Stock, which Class B shares are freely convertible on a one-for-one basis into Class A shares.

Depositories such as The Depository Trust Company (Cede & Company) as of February 28, 2000 held, in the aggregate, more than 5% of the Company's then outstanding Class A voting shares. The Company understands that such depositories hold such shares for the benefit of various participating brokers, banks, and other institutions which are entitled to vote such shares according to the instructions of the beneficial owners thereof. The Company has no reason to believe that any of such beneficial owners hold more than 5% of the Company's outstanding voting securities.

                                    6

                          ELECTION OF DIRECTORS

Nine directors are to be elected at the Annual Meeting of Shareholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees shown below for the term of one year and until their successors are duly elected and have qualified. The Company's Board of Directors is currently comprised of nine members. Of the persons named below, Messrs. Tilley, Schrock, and Horn have been nominated for election by the holders of Class A Common Stock, and the remaining persons have been nominated for election by the holders of Class B Common Stock.

Messrs. Gardner, Barrett, Kropf and Wilson were the executive officers of the Company as of December 31, 1999. Officers are elected annually by the Board of Directors at the Annual Meeting of Directors held immediately following the Annual Meeting of Shareholders. Except as otherwise noted below, each of the Company's executive officers has served as such since 1979.

Although it is not contemplated that any nominee will be unable to serve as a director, in such event the proxies will be voted by the holders thereof for such other person as may be designated by the current Board of Directors.
The Management of the Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office, and to the knowledge of Management, the nominees intend to serve the entire term for which election is sought.

There are no family relationships by blood, marriage, or adoption between any director or executive officer, except Mr. Schrock who is Mr. Barrett's brother-in-law. Mr. Rice Tilley is a member of the law firm of Law, Snakard & Gambill, a Professional Corporation, which performed legal services for the Company during 1999.

Only nine nominees for director are named, even though the Company's bylaws allow a maximum of fifteen, since the proposed size of the board is deemed adequate to meet the requirements of the Board of Directors. The proxies given by the Class A Shareholders cannot be voted for more than three persons and the proxies given by Class B shareholders cannot be voted for more than six persons. The information set forth below with respect to each of the nominees has been furnished by each respective nominee.


                                               Served as
                                               Executive       Positions With
Name, Age, and Business Experience           Officer Since         Company
------------------------------------------------------------------------------
Herbert M. Gardner, 60                           1979         Chairman of the
Senior Vice President of Janney Montgomery                    Board, President
Scott Inc., investment bankers, since 1978;
Chairman of the Board of the Company, since
1979 and President of the Company since
June 1992.  Also a Director of: Nu Horizons
Electronics Corp., an electronic component distributor; Transmedia Network, Inc., a company that develops and markets transaction-based dining and other consumer savings programs; Hirsch International
Corp., importer of computerized embroidery machines, supplies, and developer of embroidery machine application software;
Co-Active Marketing Group, Inc., marketing and sales promotion company; and TGC
Industries, Inc., a company engaged in the geophysical services industry.

Omer G. Kropf, 58                               1984          Executive Vice
Executive Vice President of the Company since                 President
August 1985; President and Chief Executive
Officer of Supreme Corporation, a subsidiary of the Company, since January 19, 1984.

William J. Barrett, 60                          1979          Secretary and
Senior Vice President of Janney Montgomery                    Assistant
Scott Inc., investment bankers, since 1966;                   Treasurer
Secretary and Assistant Treasurer of the Company and a Director since 1979. Also a Director of: TGC Industries, Inc., a company engaged in the geophysical services industry and American Country Holdings,
Inc., a specialized property and casualty insurance company.

Robert W. Wilson, 55                             1990         Executive Vice
Treasurer, Executive Vice President, and Chief                President,
Financial Officer of the Company since December               Treasurer and
1990; Vice President of Finance of Supreme                    Chief Financial
Corporation since 1988.                                       Officer


                                              Served as
                                              Executive        Positions With
Name, Age, and Business Experience          Officer Since         Company
------------------------------------------------------------------------------
Robert J. Campbell, 68                           n/a           None
Retired Chief Executive Officer of TGC
Industries, Inc., from March 1996 to December,
1998, a company engaged in the geophysical services industry; Vice Chairman of the Board and Chief Executive Officer of TGC from July
1993 through March 1996; Chairman of the
Board and Chief Executive Officer of TGC
Industries, Inc., from July 1986 to July 1993.
Prior to such time, President and Chief
Executive Officer of the Company for more than five years.

Dr. Thomas Cantwell, 72                          n/a           None
1978 to present, independent oil and gas consultant and personal investor; Paradigm
Entertainment, Inc., a company that produces and sells entertainment software, Director since 1997; September 1987 to present, President of Technical Computer Graphics,
Inc., a software/hardware integrator in the computer graphics field; October 1992 to present, Director of Discreet Logic, Inc., a software development company; and
Director, Locus Dialogue, Inc., a company in the voice recognition and computer telephoning fields.

H. Douglas Schrock, 51                           n/a           None
President of Smoker Craft, Inc., a pleasure boat manufacturer, since 1978; President of Earthway Products, Inc. and Goshen Iron Metal
Company; Executive Vice President of Goshen
Sash and Door Co., Director of Society Bank of Indiana.

Rice M. Tilley, Jr., 63                          1981          Assistant
Member of the law firm of Law, Snakard &                       Secretary
Gambill, a Professional Corporation, since
1965.

Rick L. Horn, 47                                 n/a           None
Vice President of Sales and Marketing of
Supreme Corporation since September 1994, a position held from May 1980 to January 1988;
President and Chief Executive Officer of Iowa
Mold Tooling Company, a manufacturer of truck mounted cranes from July 1991 to August 1994;
President of Stahl - A Scott Fetzer Company, a manufacturer of utility and service truck bodies from January 1988 to July 1991; and various sales and marketing positions with Holiday Rambler Corporation, a recreational vehicle manufacturer, from June 1975 to January 1980.


              COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors has an Executive Committee comprised of Dr. Cantwell and Messrs. Gardner, Barrett, and Kropf, an Audit Committee comprised of Messrs. Tilley, Schrock and Campbell, and a Stock Option Committee comprised of Dr. Cantwell and Messrs. Gardner and Barrett.

The Executive Committee, which met four times during the year ended
December 31, 1999, is charged by the Company's bylaws with the responsibility of exercising such authority of the Board of Directors as is specifically delegated to it by the Board, subject to certain limitations contained in the bylaws.

The Audit Committee met twice during the year ended December 31, 1999. The purpose and functions of the Audit Committee are to recommend the appointment of independent auditors; review the scope of the audit proposed by the independent auditors; review year-end financial statements prior to issuance; consult with the independent auditors on matters relating to internal financial controls and procedures; and make appropriate reports and recommendations to the Board of Directors.

The Stock Option Committee met twice during the year. The Committee is responsible for awarding Stock Options to key employees or individuals who provide substantial advice or other assistance to the Company so that they will apply their best efforts for the benefit of the Company.

The Board of Directors does not have nominating or compensation committees.

During the year ended December 31, 1999, the Board of Directors held four regularly scheduled meetings. All of the Directors listed herein attended 75% or more of the total meetings of the Board and of the committees on which they serve.


                           EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued by the Company and its subsidiaries for services rendered during the last three fiscal years to the Company's chief executive officer and each of the most highly compensated executive officers of the Company whose cash compensation exceeds $100,000.

                         Summary Compensation Table

Name and              Annual Compensation       Long Term       All Other
Principal Position   Year  Salary $  Bonus $  Compensation   Compensation (4)
------------------------------------------------------------------------------
Herbert M.
  Gardner (1)         1999 $108,000 $126,000     $---             $---
Chairman of the       1998  108,000  109,000      ---              ---
Board and President   1997  108,000   76,548      ---              ---

William J.
  Barrett (1)         1999  108,000  126,000      ---              ---
Secretary and         1998  108,000  109,000      ---              ---
Assistant Treasurer   1997  108,000   76,548      ---              ---

Omer G. Kropf (2)     1999  240,000  693,050      ---             7,784
Executive Vice        1998  225,000  490,000      ---             7,786
President             1997  210,000  470,000      ---             6,639

Robert W. Wilson (3)  1999  113,000  145,000      ---             4,911
Treasurer, Executive  1998  110,000  120,000      ---             4,878
Vice President and    1997  107,000   96,000      ---             3,781
Chief Financial
Officer

(1) On January 1, 1993, the Company entered into three-year consulting agreements commencing on January 1, 1993 with Mr. Gardner and Mr. Barrett for financial and advisory consulting services. On September 22, 1994 the Board of Directors approved an amendment to the contracts so that on December 31st of each year the contracts will be extended for an additional year. The terms of the agreement call for Mr. Gardner and Mr. Barrett to receive annual consulting fees of $108,000 annually, plus a cash incentive performance fee in the amount of $36,000 if the pre-tax earnings of the Company exceed $2,000,000 plus an amount equal to 0.6% of the amount by which such pre-tax earnings exceed $2,000,000.

(2) On May 1, 1998, the Company's wholly-owned subsidary, Supreme Corporation, entered into a four-year employment contract with Mr. Kropf through April 30, 2002. The terms of this agreement provide for a minimum base salary of $240,000 per year plus a bonus subject to approval by the Board of Directors, based upon the Company's pre-tax operating performance.


(3) On January 1, 1998 the Company's wholly-owned subsidary, Supreme Corporation, entered into a three-year employment contract with Mr. Wilson through December 31, 2000. The terms of the agreement provide for a minimum base salary of $110,000 per year (subject to increase in the determination of the Board of Directors) plus a bonus subject to approval by the Board of Directors, based upon the Company's pre-tax operating performance.

(4) Includes the Company's matching contribution to its Section 401 (k) Retirement Plan and payment of premiums for disability and life insurance coverage for the named executive.


                           Director Compensation

Outside directors are paid $600 per regular board meeting attended and an additional $6,000 annually. Members of the Audit Committee are paid $600 per meeting. Non-employee members of the Executive Committee are paid $2,000 per month. Each Director is reimbursed for out-of-pocket expenses incurred in attending Board or Committee meetings.


              Aggregate Option/SAR Exercises in Last Fiscal
               Year and Fiscal Year-End Option/SAR Values

The following table sets forth certain information regarding the year-end value of Options held by the Company's executive officers during the fiscal year ended December 31, 1999. There are no stock appreciation rights outstanding.

        Shares     Value                               Value of Unexercised
       Acquired   Realized   Number of Unexercised     In-the-Money Options
          On         At     Options at the Year-End     at the Year-End (1)
Name   Exercise   Exercise Exercisable/Unexercisable Exercisable/Unexercisable
------------------------------------------------------------------------------
Herbert
M. Gardner ---    $ ---         9,647      19,293        $ ---      $ ---

William J.
Barrett    ---      ---         9,647      19,293          ---        ---

Omer G.
Kropf      ---      ---        28,406      19,293         16,368      ---

Robert W.
Wilson     ---      ---        16,344      19,293          5,829      ---

(1) The value of outstanding options is based on the December 31, 1999 closing stock price which was $6.19.

                                    12

            The Board of Directors Report on Executive Compensation

The Company's compensation policy and annual compensation applicable to the Company's executive officers are the responsibility of the Board of Directors. Executive officers of the Company who are also members of the Board do not participate in setting their own compensation. The Board of Directors reviews the individual performance of each executive officer and the financial performance of the Company. The Board also takes into account salary levels, bonus plans, stock incentive plans and other compensation packages made available to executive officers of companies of similar size and nature. The Board of Directors considers the Company's compensation policy in light of Section 162(m) of the Internal Revenue Code of 1986 and related regulations regarding the deductibility of certain compensation. No executive has received compensation which is non-deductible under such Section; however, the Board of Directors may determine to pay compensation which is non-deductible in certain circumstances. In accordance with the above compensation policy, the Board of Directors has established certain compensation arrangements as set forth below.

The Board has approved Consulting Agreements between the Company and Mr. Herbert M. Gardner, Chairman of the Board and President of the Company, and Mr. William J. Barrett, Secretary and Assistant Treasurer of the Company. These Consulting Agreements went into effect January 1, 1993, and, as amended, continue through December 31, 2000. In consideration of services to be provided to the Company, the Consulting Agreements provide for Messrs. Gardner and Barrett to each receive (in addition to certain fringe benefits):
(1) a monthly fee of $7,000 during 1993, $8,000 during 1994, and $9,000 during 1995 and in each year thereafter (which monthly payments are to be offset by all other fees paid to Messrs. Gardner and Barrett, respectively, for serving as members of the Board of Directors and any committee of the Company and it's subsidiaries): and (2) if the pre-tax earnings of the Company exceed $2,000,000, an incentive bonus of $36,000, plus an amount equal to 0.6% of the amount by which such pre-tax earnings exceed $2,000,000.

The Company's wholly-owned subsidiary, Supreme Corporation, has entered into an Employment Contract with Mr. Omer G. Kropf employing Mr. Kropf as President of Supreme Corporation (Mr. Kropf is also an Executive Vice President of the Company). The Employment Contract is for a term of four years beginning on May 1, 1998, and ending on April 30, 2002. In consideration of his services rendered as President of Supreme Corporation, the Employment Contract provides that Supreme Corporation will pay to Mr. Kropf (in addition to certain fringe benefits) a minimum base salary of $240,000 per year plus a pre-tax incentive bonus if earned under Supreme
Corporation's Bonus Payment Plan.   Under this Plan, an amount equal to ten
percent (10%) of Supreme Corporation's pre-tax profits is (subject to Board approval) placed into a bonus pool which is then allocated among, and is distributed to, Supreme Corporation's key executives. The allocation of such bonus pool is approved by the Board of Directors based upon an analysis of the contributions of key executives to the Company's financial performance and a consideration of Management's recommendation as to an appropriate allocation to reward such contributions.

                                    13

The Company's wholly-owned subsidiary, Supreme Corporation, has also entered into an Employment Contract with Mr. Robert W. Wilson employing Mr. Wilson as Vice President of Finance, Treasurer and Assistant Secretary of Supreme Corporation (Mr. Wilson is also Executive Vice President, Treasurer and Chief Financial Officer of the Company). The Employment Contract is for a term of 3 years beginning January 1, 1998 and ending December 31, 2000. In consideration of his services rendered as Executive Vice President, Treasurer and Chief Financial Officer of the Corporation, the Employment Contract provides that Supreme Corporation will pay to Mr. Wilson (in addition to certain fringe benefits) a minimum base salary of $110,000 per year (subject to increase in the determination of the Board of Directors) plus a pre-tax incentive bonus if earned under Supreme Corporation's Bonus Payment Plan described in the preceding paragraph.


                         The Board of Directors

               William J. Barrett        Omer G. Kropf
               Robert J. Campbell        H. Douglas Schrock
               Thomas Cantwell           Rice M. Tilley, Jr.
               Herbert M. Gardner        Robert W. Wilson
                                         Rick L. Horn


                            Stock Option Plans

1998 Stock Option Plan

On October 29, 1998, the Company's Board of Directors approved and adopted, subject to shareholder approval, the Company's 1998 Stock Option Plan. The plan was approved by shareholders at the annual meeting held on April 29, 1999. The following paragraphs summarize certain provisions of the 1998 Stock Option Plan and are qualified in their entirety by reference thereto.

The 1998 Stock Option Plan provides for the granting of options (collectively, the "1998 Options") to purchase shares of the Company's Class A Common Stock to certain key employees of the Company and/or its affiliates, and certain individuals who are not employees of the Company or its affiliates but who from time to time provide substantial advice or other assistance or services to the Company and/or its affiliates. The 1998 Stock Option Plan authorizes the granting of options to acquire up to 650,000 (752,456 as adjusted for all subsequent stock dividends) shares of Class A Common Stock, subject to certain adjustments described below, to be outstanding at any time. Subject to such limitations, there is no limit on the absolute number of awards that may be granted during the life of the 1998 Stock Option Plan. At the present time, there are approximately 40 employees of the Company, including officers and directors of the Company, who, in management's opinion, would be considered eligible to receive grants under the 1998 Stock Option Plan, although fewer employees may actually receive grants. At December 31, 1999, there were 44,567 options outstanding under this plan, of which 14,857 were exercisable.

                                    14

Authority to administer the 1998 Stock Option Plan has been delegated to a committee (the "Committee") of the Board of Directors. Except as expressly provided by the 1998 Stock Option Plan, the Committee has the authority, in its discretion, to award 1998 Options and to determine the terms and conditions (which need not be identical) of such 1998 Options, including the persons to whom, and the time or times at which, 1998 Options will be awarded, the number of 1998 Options to be awarded to each such person, the exercise price of any such 1998 Options, and the form, terms and provisions of any agreement pursuant to which such 1998 Options will be awarded. The 1998 Stock Option Plan also provides that the Committee may be authorized by the Board of Directors to make cash awards as specified by the Board of Directors to the holder of a 1998 Option ("Holder") in connection with the exercise thereof. Subject to the limitation set forth below, the exercise price of the shares of stock covered by each 1998 Option will be determined by the Committee on the date of award.

Unless a Holder's option agreement provides otherwise, the following provisions will apply to exercises by the Holder of his or her option: No options may be exercised during the first twelve months following grant. During the second year following the date of grant, options covering up to one-third of the shares covered thereby may be exercised, and during the third year options covering up to two-thirds of such shares may be exercised. Thereafter, and until the options expire, the optionee may exercise options covering all of the shares. Persons over sixty-five on the date of grant may exercise options covering up to one-half of the shares during the first year and thereafter may exercise all optioned shares. Subject to the limitations just described, options may be exercised as to all or any part of the shares covered thereby on one or more occasions, but, as a general rule, options cannot be exercised as to less than one hundred shares at any one time.

The exercise price of the shares of stock covered by each incentive stock option ("ISO"), within the meaning of Sec. 422 of the Internal Revenue Code of 1986, as amended (the "Code"), will not be less than the fair market value of stock on the date of award of such ISO, except that an ISO may not be awarded to any person who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, unless the exercise price is at least one hundred ten percent (110%) of the fair market value of the stock at the time the ISO is awarded, and the ISO is not exercisable after the expiration of five years from the date it is awarded.

The exercise price of the shares of Class A Common Stock covered by each 1998 Option that is not an ISO ("NSO") will not be less than fifty percent (50%) of the fair market value of the stock on the date of award of such NSO.

Payment for Class A Common Stock issued upon the exercise of a 1998 Option may be made in cash or, with the consent of the Committee, in whole shares of Class A Common Stock owned by the holder of the 1998 Option for at least six months prior to the date of exercise or, with the consent of the Committee, partly in cash and partly in such shares of Class A Common Stock. If payment is made, in whole or in part, with previously owned shares of Class A Common Stock, the Committee may issue to such Holder a new 1998 Option for a number of shares equal to the number of shares delivered by such Holder to pay the exercise price of the previous 1998 Option. The new 1998 Option shall have an exercise price equal to not less than one hundred percent (100%) of the fair market value of the Class A Common Stock on the date of the exercise of such previous 1998 Option. A new 1998 Option so issued will not be exercisable until the later of the date specified in an individual option agreement or six months after the date of grant.

                                    15

In addition, the 1998 Stock Option Plan originally provided for two methods for the cashless exercise of options, the Sales Method and the Net Method. The Board of Directors of the Company amended the 1998 Stock Option Plan on November 11, 1999 to delete the Net Method of cashless exercise (no options were ever exercised using the net method). Under the Sale Method, with the consent of the Committee, payment in full of the exercise price of the option may be made through the Company's receipt of a copy of instructions to a broker directing such broker to sell the stock for which the option is being exercised, to remit to the Company an amount equal to the aggregate exercise price of such option, with balance being remitted to the holder.

The duration of each 1998 Option will be for such period as the Committee determines at the time of award, but not for more than ten years from the date of the award (or not more than five years from the date of award if the Holder owns stock representing more than 10% of the total combined voting power of all classes of stock) in the case of an ISO, and in either case may be exercised in whole or in part at any time or only after a period of time or in installments, as determined by the Committee at the time of award, except that after the date of award, the Committee may accelerate the time or times at which a 1998 Option may be exercised.

In the event of any change in the number of outstanding shares of Class A Common Stock effected without receipt of consideration therefor by the Company, by reason of a stock dividend, or split, combination, exchange of shares or other recapitalization, merger, or otherwise, in which the Company is the surviving corporation, the aggregate number and class of reserved shares, the number and the class of shares subject to each outstanding 1998 Option, and the exercise price of each outstanding 1998 Option shall be automatically adjusted accurately and equitably to reflect the effect thereon of such change. Unless a Holder's option agreement provides otherwise, a dissolution or liquidation of the Company, certain mergers or consolidations in which the Company is not the surviving corporation, or certain transactions in which another corporation becomes the owner of fifty percent (50%) or more of the total combined voting power of all classes of stock of the Company, shall cause such Holder's 1998 Options then outstanding to terminate, but such Holder shall have the right, immediately prior to such transaction, to exercise such 1998 Options without regard to the determination as to the periods and installments of exercisability made pursuant to such Holder's option agreement if (and only if) such options have not at that time expired or been terminated.

The 1998 Stock Option Plan, as amended, will terminate on October 29, 2008, or on such earlier date as the Board of Directors may determine. Any stock options outstanding at the termination date will remain outstanding until they have been exercised, terminated, or have expired.

The 1998 Stock Option Plan may be terminated, modified, or amended by the Board of Directors at any time without further shareholder approval, except that shareholder approval is required for any amendment that: (a) changes the number of shares of Class A Common Stock subject to the 1998 Stock Option Plan, (b) changes the designation of the class of employees eligible to receive 1998 Options, (c) decreases the price at which ISOs may be granted,
(d) removes the administration of the 1998 Stock Option Plan from the Committee, or (e) without the consent of the affected holder, causes the ISO's granted under the 1998 Stock Option Plan and outstanding at such time that satisfied the requirements of Sec. 422 of the Code to no longer to satisfy such requirements.

                                    16

1992 Stock Option Plan

On April 7, 1992, the Company's Board of Directors approved and adopted, subject to shareholder approval, the Company's 1992 Stock Option Plan. The plan was approved by the shareholders at the annual meeting held on June 11, 1992. The following paragraphs summarize certain provisions of the 1992 Stock Option Plan and are qualified in their entirety by reference thereto. The 1992 Stock Option Plan provides for the granting of options (collectively, the "1992 Options") to purchase shares of the Company's Class A Common Stock to certain key employees of the Company and/or its affiliates, and certain individuals who are not employees of the Company or its affiliates but who from time to time provide substantial advice or other assistance or services to the Company and/or its affiliates. The 1992 Stock Option Plan authorizes the granting of options to acquire up to 401,117 (adjusted for all subsequent stock dividends through December 31, 1998) shares of Class A Common Stock, subject to certain adjustments described below. Subject to such limitations, there is no limit on the absolute number of awards that may be granted during the life of the 1992 Stock Option Plan. At the present time, there are approximately 40 employees of the Company, including 16 officers of the Company (5 of whom are also directors), who, in management's opinion, would be considered eligible to receive grants under the 1992 Stock Option Plan, although fewer employees may actually receive grants. At December 31, 1999, there were 252,175 options outstanding under this plan, of which 120,975 were exercisable.

Authority to administer the 1992 Stock Option Plan has been delegated to a committee (the "Committee") of the Board of Directors. Except as expressly provided by the 1992 Stock Option Plan, the Committee has the authority, in its discretion, to award 1992 Options and to determine the terms and conditions (which need not be identical) of such 1992 Options, including the persons to whom, and the time or times at which, 1992 Options will be awarded, the number of 1992 Options to be awarded to each such person, the exercise price of any such 1992 Options, and the form, terms and provisions of any agreement pursuant to which such 1992 Options will be awarded. The 1992 Stock Option Plan also provides that the Committee may be authorized by the Board of Directors to make cash awards as specified by the Board of Directors to the holder of a 1992 Option in connection with the exercise thereof. Subject to the limitation set forth below, the exercise price of the shares of stock covered by each 1992 Option will be determined by the Committee on the date of award.

Unless a Holder's option agreement provides otherwise, the following provisions will apply to exercises by the Holder of his or her option: No options may be exercised during the first twelve months following grant. During the second year following the date of grant, options covering up to one-third of the shares covered thereby may be exercised, and during the third year options covering up to two-thirds of such shares may be exercised. Thereafter, and until the options expire, the optionee may exercise options covering all of the shares. Persons over sixty-five on the date of grant may exercise options covering up to one-half of the shares during the first year and thereafter may exercise all optioned shares. Subject to the limitations just described, options may be exercised as to all or any part of the shares covered thereby on one or more occasions, but, as a general rule, options cannot be exercised as to less than one hundred shares at any one time.

                                    17

The exercise price of the shares of stock covered by each incentive stock option ("ISO"), within the meaning of Sec. 422 of the Internal Revenue Code of 1986, as amended (the "Code"), will not be less than the fair market value of stock on the date of award of such ISO, except that an ISO may not be awarded to any person who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, unless the exercise price is at least one hundred ten percent (110%) of the fair market value of the stock at the time the ISO is awarded, and the ISO is not exercisable after the expiration of five years from the date it is awarded.

The exercise price of the shares of Class A Common Stock covered by each 1992 Option that is not an ISO ("NSO") will not be less than fifty percent (50%) of the fair market value of the stock on the date of award.

Payment for Class A Common Stock issued upon the exercise of a 1992 Option may be made in cash or, with the consent of the Committee, in whole shares of Class A Common Stock owned by the holder of the 1992 Option for at least six months prior to the date of exercise or, with the consent of the Committee, partly in cash and partly in such shares of Class A Common Stock. If payment is made, in whole or in part, with previously owned shares of Class A Common Stock, the Committee may issue to such holder a new 1992 Option for a number of shares equal to the number of shares delivered by such holder to pay the exercise price of the previous 1992 Option having an exercise price equal to not less than one hundred percent (100%) of the fair market value of the Class A Common Stock on the date of such exercise. A 1992 Option so issued will not be exercisable until the later of the date specified in an individual option agreement or six months after the date of grant.

The duration of each 1992 Option will be for such period as the Committee determines at the time of award, but not for more than ten years from the date of the award in the case of an ISO, and in either case may be exercised in whole or in part at any time or only after a period of time or in installments, as determined by the Committee at the time of award, except that after the date of award, the Committee may accelerate the time or times at which a 1992 Option may be exercised.

In the event of any change in the number of outstanding shares of Class A Common Stock effected without receipt of consideration therefor by the Company, by reason of a stock dividend, or split, combination, exchange of shares or other recapitalization, merger, or otherwise, in which the Company is the surviving corporation, the aggregate number and class of reserved shares, the number and the class of shares subject to each outstanding 1992 Option, and the exercise price of each outstanding 1992 Option shall be automatically adjusted accurately and equitably to reflect the effect thereon of such change. Unless a holder's option agreement provides otherwise, a dissolution or liquidation of the Company, certain mergers of consolidations in which the Company is not the surviving corporation, or certain transactions in which another corporation becomes the owner of fifty percent (50%) or more of the total combined voting power of all classes of stock of the Company, shall cause such holder's 1992 Options then outstanding to terminate, but such holder shall have the right, immediately prior to such transaction, to exercise such 1992 Options without regard to the determination as to the periods and installments of exercisability made pursuant to such holder's option agreement if (and only if) such options have not at that time expired or been terminated.

The 1992 Stock Option Plan will terminate on April 7, 2002, or on such earlier date as the Board of Directors may determine. Any stock options outstanding at the termination date will remain outstanding until they have been exercised, terminated, or have expired.

                                    18

The 1992 Stock Option Plan may be terminated, modified, or amended by the Board of Directors at any time without further shareholder approval, except that shareholder approval is required for any amendment that: (a) changes the number of shares of Class A Common Stock subject to the 1992 Stock Option Plan, (b) changes the designation of the class of employees eligible to receive 1992 Options, (c) decreases the price at which ISOs may be granted,
(d) removes the administration of the 1992 Stock Option Plan from the Committee, or (e) without the consent of the affected holder, causes the ISO's granted under the 1992 Stock Option Plan and outstanding at such time that satisfied the requirements of Sec. 422 of the Code to no longer to satisfy such requirements.


                        401 (k) Retirement Plan

The Company has a Section 401 (k) Retirement Plan (the "Retirement Plan") which offers employees tax advantages pursuant to Section 401 (k) of the Internal Revenue Code. During the year ended December 31, 1999, all of the employees of the Company and one of its subsidiaries (collectively, the "Employer") were eligible to participate in the Retirement Plan if they had reached the age of 21 and had been employed by the Employer for at least one full calendar year. Under the terms of the Retirement Plan, a participant may elect to defer up to 15% of his compensation. Through February 1994, the Company contributed ten cents on each dollar of the first 6% of compensation contributed by participants. On February 4, 1994, the Board of Directors approved an increase to fifteen cents on each dollar of the first 6% of compensation contributed by participants effective March 1, 1994. On August 29, 1997, the Board of Directors approved an increase to twenty-five cents on each dollar of the first 6% of compensation contributed by participants effective December 1, 1997. On February 11, 1999 the Board of Directors approved an increase to thirty cents on each dollar of the first 7% of compensation contributed by participants effective March 1, 1999. Payments are made by the Company and the Participants, the latter by means of a payroll deduction program. Within specified limits, a participant has the right to direct his or her savings into certain kinds of investments. The total aggregate amount of the Company's contribution for Messrs. Kropf and Wilson was $1,952 respectively, and for all executive officers as a group was $5,000.

                                    19

                           Stock Price Performance

The following Stock Performance Graph shows the changes over the past five year period in the value of $100 invested in: (1) the Company's Class A Common Stock, (2) the American Stock Exchange Total Return Index, and (3) the common stock of the peer group of companies comprising the Dow Jones - Transportation Equipment Sector. The Transportation Equipment Sector is principally comprised of manufacturers of rail cars, buses and commercial land vehicles, including trucks and truck parts. The year-end values of each investment are based on share price appreciation and the reinvestment of dividends. The stock price performance shown below is not necessarily indicative of future performance.


                  Comparison of 5-Year Comulative Total Return

Performance Table for Supreme Industries, Inc.


                    12/31/94  12/31/95  12/31/96  12/31/97  12/31/98  12/31/99
                    --------  --------  --------  --------  --------  --------
Supreme
Industries, Inc.      $100      $154      $104      $182      $214      $152

Dow Jones-
Transportation        $100       $95      $124      $185      $152      $182

American Stock
Exchange Total
Return Index          $100      $129      $131      $163      $175      $224

Assumes $100 invested on December 31, 1994 in Supreme Industries, Inc. Stock, the Dow-Jones Transportation Equipment Sector and the AMEX Total Return Index.


                          Transactions With Management

As part of its original acquisition on January 19, 1984, of the specialized vehicle manufacturing business now being operated by it, Supreme Corporation acquired an option to purchase certain real estate and improvements, at its Goshen, Indiana, and Griffin, Georgia facilities, leased to it by lessors controlled by the sellers of such business (one of whom is Omer G. Kropf). The option agreement provided that the option would expire on January 8, 1989, and that, prior to that time, it could be assigned to either or both of William J. Barrett and Herbert M. Gardner, members of the Company's Board of Directors.

On July 25, 1988, Supreme Corporation assigned the option (with the consent of the grantors of the option) to a limited partnership (the "Partnership"). The general partner of the Partnership is Supreme Corporation, and the limited partnership interests therein are owned (directly or indirectly) by individuals including Mr. Barrett, Mr. Gardner, Mr. Kropf, Dr. Cantwell, and Mr. Campbell, all of whom are members of the Company's Board of Directors.


In a transaction consummated on July 25, 1988, the Partnership exercised the option and purchased all of the subject real estate and improvements. Also on July 25, 1988, the Partnership and Supreme Corporation entered into new leases covering Supreme facilities in Goshen, Indiana and Griffin, Georgia at initial rental rates equivalent to those paid pursuant to the lease agreements with the prior lessors. The leases granted to Supreme Corporation contain options to purchase the properties for an aggregate initial price of $2,765,000 (subject to increases after the first year based upon increases in the Consumer Price Index). During the current year ending December 31, 2000, Supreme Corporation is obligated to pay approximately $276,000 in minimum lease payments to the Partnership under lease agreements which expire July 2000.

In order to carry out the purchase of the subject real estate and improvements, the Partnership borrowed from a bank $2,363,000 collateralized by mortgages on such real estate, a security interest in specified personal properties, and the assignments of the leases. The initial capital contribution of the Partnership's limited partners covered the balance of the purchase price.

Mr. Kropf, Executive Vice President and Director of the Company, is secretary-treasurer of Quality Transportation. In addition, Mr. Kropf is the sole shareholder of Quality Transportation. The Company's Subsidiary, Supreme Corporation, purchases delivery services from Quality in the ordinary course of business. During the year ended December 31, 1999, Supreme Corporation purchased delivery services of $2,810,357 from Quality Transportation. All purchases were without special terms or conditions and were as favorable as those that the Company could have obtained from non affiliated third parties.


                     INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed PricewaterhouseCoopers LLP to serve as auditors for the Company during the ensuing year. The Firm of PricewaterhouseCoopers LLP has served as auditors for the Company since October 1990. It is expected that a representative of PricewaterhouseCoopers LLP will be present at the shareholders' annual meeting with the opportunity to make a statement if he desires to do so and also will be available to respond to appropriate questions at the meeting.

The Company's Board of Directors recommends that you vote FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company's auditors for the fiscal year ending December 31, 2000.


                               OTHER MATTERS

The Company's management knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

                                    21

                          SHAREHOLDER PROPOSALS

A shareholder proposal intended to be presented at the Company's Annual Meeting of Shareholders in 2001 must be received by the Company at its principal executive offices in Goshen, Indiana, on or before December 1, 2000 in order to be included in the Company's proxy statement and form of proxy relating to that meeting.


                          FINANCIAL STATEMENTS

The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1999, is enclosed herewith.

A COPY OF THE COMPANY'S MOST RECENT ANNUAL REPORT ON FORM 10-K IS AVAILABLE, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE TREASURER, SUPREME INDUSTRIES, INC., P.O. BOX 237, 16441 CR 38, GOSHEN, INDIANA 46528


                                         By Order of the Board of Directors

Goshen, Indiana
March 22, 2000                           /s/William J. Barrett

                                      22

                           SUPREME INDUSTRIES, INC.

                     16441 CR 38, Goshen, Indiana  46528
           This Proxy is Solicited on Behalf of the Board of Directors


The undersigned hereby appoints Robert W. Wilson, Herbert M. Gardner and Rice
M. Tilley, Jr., as Proxies, each with the power to appoint his substitute, and hereby authorizes them, to represent and vote, as designated below, all shares of Class A Common Stock of Supreme Industries, Inc. (the "Company") held of record by the undersigned on February 28, 2000 at the Annual Meeting of Shareholders to be held on April 27, 2000, or any adjourment thereof.


                        (TO BE SIGNED ON REVERSE SIDE)

        Please mark your
A.   X  votes as in this
        example using
        dark ink only.


                              WITHHOLD
                     FOR      AUTHORITY         NOMINEES:  H. Douglas Schrock
(1)  ELECTION OF                                           Rice M. Tilley, Jr.
     DIRECTORS       ---         ---                       Rick L. Horn


FOR, except vote withheld from the following nominees:

_______________________________________


                                            FOR        AGAINST      ABSTAIN
(2)  RATIFICATION OF SELECTION
     OF PRICEWATERHOUSECOOPERS L.L.P.
     AS INDEPENDENT AUDITORS.               ---          ---          ---


_________________  Date______, 2000 __________________________ Date_____, 2000
    SIGNATURE                        SIGNATURE IF HELD JOINTLY


Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy as shown on the label above. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).
